UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2014

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 3.02	Unregistered Sales of Equity Securities

On December 4, 2014, we issued 4,662,780 shares (the “Shares”) of our common stock, par value $0.001 per share, to certain designees of Symphony Icon Holdings LLC (“Holdings”) in partial satisfaction of our contingent payment obligations under the amended and restated purchase option agreement, dated July 30, 2010, with Holdings and Symphony Icon, Inc. (the “Purchase Option Agreement”). Such shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.
In November 2014, we received a $23 million upfront payment pursuant to our license and collaboration agreement with Ipsen Pharma SAS for the development and commercialization of our drug candidate telotristat etiprate outside of the United States, Canada and Japan. Our receipt of such payment triggered our obligation to make a contingent payment of $11.5 million to Holdings pursuant to the terms of the Purchase Option Agreement. We issued the Shares in payment of 50% of such contingent payment due to Holdings based on a value of approximately $1.23 per share in accordance with the terms of the Purchase Option Agreement.
We remain obligated to make up to $33.5 million in contingent payments to Holdings under the Purchase Option Agreement in connection with certain licensing transactions or regulatory approvals with respect to certain of our drug candidates. The contingent payments may be paid in cash, common stock or a combination of cash and common stock, in our discretion, provided that no more than 50% of any contingent payment will be paid in common stock.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: December 5, 2014	By:	/s/ Brian T. Crum
Brian T. Crum
Vice President and General Counsel